EXHIBIT 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description is a summary that describes the securities of Vanda Pharmaceuticals Inc. (“Vanda,” the “Company,” “we,” “us” and “our”) that are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. The description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the applicable provisions of our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), our Fourth Amended and Restated Bylaws (the “Bylaws”) and Delaware law. Our Certificate of Incorporation and Bylaws are each incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part.

Description of Capital Stock

Authorized Capital Stock

Our authorized capital stock currently consists of (i) 150,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Common Stock

Dividend Rights

Our Board of Directors (the “Board”) may, from time to time, declare dividends on the Company’s outstanding shares in the manner and upon the terms and conditions provided by applicable Delaware law and our Certificate of Incorporation. Subject to the rights of holders of Preferred Stock outstanding at the time, if any, the holders of Common Stock are entitled to receive dividends on a per share basis, if any, when and as may be declared by the Board out of any Company assets legally available for the payment of dividends.

Liquidation Rights

In the event of liquidation, dissolution or winding up of the Company, and subject to the rights of holders of Preferred Stock outstanding at the time, if any, the Company’s assets legally available for distribution to stockholders are distributable ratably among holders of Common Stock after payment of Company liabilities.

Voting Rights

Holders of our Common Stock are entitled to one vote per share of record on matters voted on by the Company’s stockholders, including the election of directors, subject to applicable Delaware law and our Bylaws and Certificate of Incorporation; provided, however, that except as required by applicable Delaware law, holders of Common Stock are not entitled to vote on any amendment to our Certificate of Incorporation solely regarding the terms of any outstanding Preferred Stock series if the holders of such Preferred Stock series are entitled to vote on such amendment under the Certificate of Incorporation. Cumulative voting is not permitted.

Other Rights and Preferences

Holders of our Common Stock have no subscription, redemption, conversion or exchange rights. No sinking fund provisions are applicable to our Common Stock. Holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of any series of Preferred Stock that the Company may designate and issue in the future.

Preferred Stock

Our Board has the authority, from time to time, to issue shares of Preferred Stock in one or more series without further stockholder approval. Within the limitations and restrictions stated in our Certificate of Incorporation and those prescribed by Delaware law, our Board is authorized to fix or alter for any series of Preferred Stock the number of shares constituting such series, designation of such series, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences, and including the authority to increase or decrease the number of shares of such series subsequent to the share issuance of that series, but not below the number of shares of such series then outstanding. These and other subjects or matters may be fixed by resolution of our Board. As of December 31, 2021, no shares of Preferred Stock were outstanding.

Anti-Takeover Provisions

Certain provisions of Delaware law and our Certificate of Incorporation and Bylaws contain provisions that could make the following transactions more difficult: acquisition of the Company by means of a tender offer; acquisition of the Company by means of a proxy contest or otherwise; or, removal of our incumbent directors and officers. Such provisions are summarized below and are intended to discourage coercive takeover practices and inadequate takeover bids.

EXHIBIT 4.2
Delaware Law

We are governed by Section 203 of Delaware General Corporation Law (“Section 203”), which regulates takeovers of Delaware corporations. Subject to exceptions enumerated in Section 203, Section 203 provides that a corporation shall not engage in any business combination with any “interested stockholder” for a three-year period following the date that the stockholder becomes an interested stockholder unless:
•Prior to that date, the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, though some shares may be excluded from the calculation; and
•On or subsequent to that date, the business combination is approved by the corporation’s board of directors and by the affirmative votes of holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 generally defines an “interested stockholder” as any entity or person who beneficially owns, directly or indirectly, 15% or more of the corporation’s outstanding voting stock and any entity or person affiliated with, controlling or controlled by such entity or other person.

Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the corporation’s stockholders may elect not to be governed by Section 203 by adopting an amendment to the certificate of incorporation or bylaws, effective 12 months after adoption. A Delaware corporation may opt out of the restrictions imposed under Section 203 with an express provision in either the corporation’s original certificate of incorporation or the corporation’s certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. Our Certificate of Incorporation and Bylaws do not opt out from the restrictions imposed under Section 203.

Certificate of Incorporation and Bylaw Provisions

Our Certificate of Incorporation and Bylaws contain provisions that may have the effect of deterring hostile takeovers or discouraging, delaying or preventing changes in control, generally including the following:
•Preferred Stock Issuance by Board. Our Board may authorize, without further action by stockholders, the issuance of Preferred Stock. Our Board could authorize the issuance of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of our Common Stock might believe to be in their best interests or in which holders of our Common Stock might receive a premium for their shares over the then-market price of those shares.
•No Cumulative Voting. Cumulative voting of shares is not permitted in the election of directors.
•Staggered Board. Our Board is divided into three classes of equal size. The members of each class are elected to serve a three-year term, with the term of office of each of the three classes ending in successive years. As a result, successors to directors having expired terms will be elected to serve from the successor’s time of election and qualification until the third annual meeting following the successor’s election.
•Director Removal. Our Bylaws require that directors may only be removed from office for cause.
•Board Vacancies. Vacancies on the Board, including newly created directorships, may be filled only by a majority vote of the directors then in office. These provisions prevent a stockholder from increasing the size of our Board and gaining control of our Board by filling vacancies with its own nominees.
•Special Meeting of Stockholders. Special meetings of stockholders may be called only by (i) the Chairperson of our Board, (ii) our Chief Executive Officer or (iii) the Board acting pursuant to a resolution adopted by a majority of the total number of authorized directors, regardless of whether any vacancies then exist.
•No Written Consent of Stockholders. Stockholders may not take required or permitted action by written consent and must take any such action at a duly called annual or special meeting of stockholders.
•Advance Notice Requirements for Stockholder Proposals and Director Candidate Nominations. Our Bylaws establish advance notice requirements and related procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election to the Board. These provisions may preclude our stockholders from bringing matters before, or from making nominations for directors at, our annual meeting of stockholders.
•Amendment of Certificate of Incorporation and Bylaws. Generally, a super majority vote of the stockholders then entitled to vote is required to amend our Certificate of Incorporation or Bylaws, subject to the notice and other requirements in the relevant provisions thereof.

Stock Listing

Our Common Stock is listed on The Nasdaq Stock Market under the trading symbol “VNDA”.

Transfer Agent

The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company, LLC (“AST”).
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